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                               August 29, 1999


Mitchell Hutchins
1285 Avenue of the Americas
New York, New York 10019


          Re: PaineWebber RMA New Jersey Municipal Money
              Fund, a series of the PaineWebber Municipal
              Money Market Series (the "New Jersey Fund")
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          We hereby consent to the filing of this consent as an exhibit to the registration statement on Form N-1A for the New Jersey Fund dated as of the date hereof (the "Registration Statement") and to the use of our name as counsel to the New Jersey Fund with respect to New Jersey law in the Registration Statement and the Prospectus for the New Jersey Fund.



                                      Very truly yours,

                                      /s/ Orrick, Herrington & Sutcliffe LLP

                                      Orrick, Herrington & Sutcliffe LLP